                                                                   EXHIBIT 8(a)


                       REORGANIZATION PLAN AND AGREEMENT

         A PLAN AND AGREEMENT dated as of May 26, 1999 by and among Innovation International, Inc., a Delaware corporation ("INNO"), Austin Asset Management Corporation, a Nevada corporation organized by INNO ("AUSTIN"), Austin Funding Corporation, a Texas corporation ("AFC"), and the eleven (11) individual owners of AFC executing this Agreement whose names are listed on Schedule I annexed hereto ("the Owners").

                                  WITNESSETH:

         WHEREAS: INNO is owned by more than 460 shareholders residing in 26 States (the "Shareholders"); and AUSTIN is owned by INNO; and 100% of the stock of AFC is held by the OWNERS; and

         WHEREAS, the Board of Directors of INNO has declared a stock dividend-in-kind, equal to 1,600,000 shares of the Common Stock of AUSTIN, payable directly to the Shareholders and subject to their acceptance or return as described elsewhere herein, resulting in the severance and termination of INNO's control over AUSTIN; and

         WHEREAS, the Board of Directors of AUSTIN has approved a plan to acquire 100% of the stock of AFC, and the OWNERS wish to transfer the same to AUSTIN as provided herein, in exchange for the Consideration and Contingent Consideration described herein, and subject to the condition that AUSTIN be severed from INNO; and

NOW, THEREFORE, in consideration of the foregoing and the mutual premises herein set forth, and subject to the terms and conditions hereof, the parties agree as follows:

1. ACQUISITION OF AFC BY AUSTIN. Prior to the Closing Date defined herein, INNO shall distribute or cause AUSTIN to distribute 1,600,000 shares of the $.001 par value Common Stock of AUSTIN to the Shareholders in the ratio of One (1) AUSTIN share for each Twenty-five (25) INNO shares owned, said distribution to be done as a Stock Dividend-in-Kind. On the Closing Date, AUSTIN shall issue and deliver to the OWNERS the consideration described below in exchange for 100% of the stock in AFC owned by them; and then AFC shall become a wholly owned subsidiary of AUSTIN.

2. CONSIDERATION. In consideration of the acquisition of AFC, AUSTIN shall issue and deliver an aggregate of nineteen million, seven hundred, thirty three thousand, three hundred, thirty-three (19,733,333) shares of its common stock to be allocated to the OWNERS in the same proportion as their holdings in AFC are described in Schedule I hereto.

3. CONTINGENT CONSIDERATION. At any time within 5 calendar years following the closing date, if the audited consolidated Pretax Income of AUSTIN shall have reflected a 25% compound internal growth rate without giving effect to the earnings of acquired businesses, for any three consecutive years, then AUSTIN shall issue and deliver an additional two million, five hundred thousand (2,500,000) shares of its common stock to be allocated to the OWNERS in the same proportion as their holdings in AFC are described in Schedule I hereto. Nothing contained in this Agreement shall be deemed to prohibit any of the OWNERS from partially or wholly assigning their rights to receive the Contingent Consideration described herein to any one or more employees or agents of AFC or AUSTIN.

4. THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on June 22, 1999 at a place determined and agreed by AUSTIN and the OWNERS.

5. REPRESENTATIONS OF AFC AND THE OWNERS. AFC and the OWNERS identified herein jointly and severally represent and warrant to INNO and AUSTIN as follows:

(a) Organization. AFC is duly organized and validly exists as a business corporation under the laws of the State of Texas. AFC has no subsidiaries. AFC has the legal power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted, and is duly qualified to do business wherever the nature and location of its business and assets require such qualification.

(b) Authorization and Capital Stock. AFC has the legal power, authority and capacity to enter into, execute, deliver and perform its obligations under this Agreement. This Agreement constitutes the valid and binding agreement of AFC, enforceable in accordance with its terms

(subject to applicable bankruptcy, insolvency and other rights affecting the enforceability of creditors' rights generally and the discretion of the courts in granting equitable remedies). The authorized capital stock of AFC consists of One Million (1,000,000) shares of $.01 par value Common Stock and One Million (1,000,000) shares of $.01 par value Preferred Stock of which 943,413 Common Shares and no Preferred Shares are validly issued, fully paid, non-assessable and outstanding. There are no other securities, subscriptive rights or rights, warrants, options, contracts, understandings or commitments providing for issuance of, or granting rights to acquire any capital stock of AFC or securities convertible into or exchangeable for capital stock of AFC.

(c) Assets and Business. Except as described in any schedule and/or exhibit hereto and in the financial statements, AFC owns, free and clear of all other mortgages, claims, charges, liens, encumbrances restrictions, options, pledges, calls or commitments of any character and any security interest whatsoever, and holds good and marketable title to all of the assets and rights currently used in the conduct of its business. There are no existing agreements, warrants or rights providing for the sale of any assets, properties, rights or for the business of AFC except for sales in the ordinary course of business.

(d) Licenses. If any licenses from which no exemption is applicable or has been obtained, are necessary, AFC holds all licenses necessary to the conduct of its business, all of which have been duly and validly obtained, are enforceable and are in full force and effect as of the date hereof AFC is not in default under any of such licenses and has not committed or omitted an act which would constitute default or which would be grounds for license revocation or suspension. Neither this Agreement nor its consummation will result in the forfeiture, revocation, impairment or suspension of such licenses.

(e) Financial Statements. AFC has delivered to INNO true, correct and complete financial statements of AFC (copies of which are annexed hereto as Exhibit 3) as of 12/31/98 which have not been independently audited. The financial statements appearing as Exhibit 3 are materially correct and complete and have been prepared in accordance with generally accepted accounting principles consistently applied. Financial statements for the year ending December 31, 1998 and any prior years during which AFC was in existence will be obtained and provided hereunder in audited form, from an independent auditing firm of standing up to the requirements of the SEC and NASD for the level of public reporting selected by AUSTIN and AFC after the closing. The year ending December 31, 1998 and all subsequent years will be audited and certified by such qualified auditors and will include the combination or consolidation of the accounts of AFC and AUSTIN.

(f) Public and Regulatory Information. AFC and the OWNERS shall prepare or obtain and deliver to AUSTIN all financial and other information required to be included in the reports which AUSTIN must file in support of the trading of its common stock in the Over The Counter markets, or as may be required by the SEC in connection with the issuance and/or trading of its securities, or by the NASD or any Broker Dealer organization making a market or proposing to make a market in the securities of AUSTIN, all of which shall be prepared and filed in a timely manner. The preparation and provision of all financial statements described above in sub-paragraph (e) are included, without limiting the generality hereof, in this sub-paragraph (f).

(g) Information. All written material furnished or to be furnished by AFC and the OWNERS does not and will not contain any statement which is false or misleading with respect to any material fact, and does not and will not omit to state any material fact, the omission of which makes the statements therein false or misleading.

(h) Taxes. AFC has duly filed all tax returns and reports (or extensions for filing such returns and reports) related to its business required to be filed and has duly paid all taxes and other governmental charges ("Taxes") upon AFC's properties, assets, income, franchises, licenses, stock issuances or transfers or sales related to its business. There are no unpaid taxes which are a lien on AFC's properties and assets, except liens for Taxes not yet due and payable. There is not pending or known any proposed assessment by any taxing authority for additional Taxes applicable to AFC. AFC has not adopted a plan of liquidation under any tax code, or entered into any contract to merge or consolidate with or sell all or any substantial part of its assets to any other firm or corporation.

(i) No Adverse Change. Except as set forth on Schedule 3i annexed hereto, and to the best knowledge of the OWNERS after due inquiry, since December 31, 1998, there has not been (i) any material adverse change in the financial condition of AFC or in its operations, business, prospects, properties or assets, (ii) any past or prospective loss of its business, or any notice from any customer that it is planning or considering a material change in its patronage, (iii) any mortgage, pledge, lien or encumbrance or other security interest made or incurred on any of AFC's assets, other than liens for Taxes not yet due and payable, (iv) any sale, transfer or other disposition of AFC's properties or assets other than arising in the ordinary course of business, (v) any loan, borrowing or guaranty obligating AFC other than arising in the ordinary course of business, or (vi) any other event or condition of any character which has materially and adversely affected or does materially and adversely affect AFC's assets or impede its business.

(j) Insurance. AFC maintains fully paid-up transferable insurance policies or bonds which provide insurance coverage in normal and customary amounts with respect to the risks normally insured against by companies similarly situated, including general and public liability insurance.

(k) Litigation. Except as disclosed in any schedule or exhibit hereto, there is no legal, administrative, arbitration or other proceeding or claim, governmental or administrative investigation or inquiry pending or threatened against or involving AFC or AFC's properties, assets, business or financial condition, or which questions AFC's ability to carry out its obligations hereunder, or which challenges the acquisition of AFC by AUSTIN or the exchange of securities contemplated hereby.

(1) Authority. On or before the closing date, AFC will have taken all necessary legal action to approve the execution and delivery of this Agreement and the performance of its obligations hereunder and all transactions contemplated hereby will have been duly authorized by all requisite corporate action on the part of the Directors and OWNERS of AFC, and AFC and no further authorization, approval or consent is necessary. Neither the Directors nor any other present OWNERS of AFC will have any appraisal or other dissenters' rights respecting the transactions contemplated hereby.

(m) Compliance with Other Instruments, Etc. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in violation of or constitute a default under and is not prohibited by the Articles of Incorporation or By-Laws of AFC, the provisions of any agreement, mortgage, indenture, franchise, license, permit, or other consent, approval authorization, lease or other instrument, judgement, decree, order, law or regulation by which AFC is bound or by which AFC's business or assets may be affected.

(n) Governmental and Other Consents, Etc. No consent, approval or authorization of or declaration or filing with any governmental authority or other person or entity, domestic or foreign, on the part of AFC is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(o) Compliance with Law, Etc. AFC has complied with and is not in default in any respect under any law, ordinance, requirement, regulation, judgement, decree or order applicable to it or its business or properties and AFC has not received notice of any claimed default with respect to any of the foregoing.

(p) Adverse Agreements, Etc. Except as set forth on any Schedule or exhibit hereto, neither AFC nor the OWNERS is a party to any agreement or instrument or subject to any charter or other corporate restriction which materially and adversely affects AFC's or the OWNERS' obligations hereunder.

(q) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been conducted without the intervention of any other person or entity, and in such a manner so as not to give rise to any valid claim against INNO, AUSTIN or AFC for a finder's or brokerage fee or like payment.

(r) Restricted Securities. The AUSTIN common stock to be issued hereunder, upon issuance and transfer to the OWNERS, will not have been "registered" and therefore will be "restricted securities", as those terms are used under the Securities Act of 1933, as amended (the "1933 Act"), and the rules and regulations thereunder. By execution of this Agreement, each OWNER agrees, represents and warrants that his acquisition of the AUSTIN Shares hereunder is for investment only, for his own account (both of record and beneficially) and not with a view to "distribution" as that term is used under the 1933 Act. The AUSTIN shares to be issued hereunder may bear a legend substantially as follows: "THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAW, AND MAY NOT BE TRANSFERRED UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL, AT THE REQUEST OF THE PRESIDENT, SATISFACTORY TO THE CORPORATION AND ITS COUNSEL, THAT SUCH TRANSFER OR OTHER DISPOSITION CAN BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS. BY ACQUIRING THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE, EACH STOCKHOLDER REPRESENTS THAT HE HAS ACQUIRED SUCH SHARES OF STOCK FOR INVESTMENT AND THAT HE WILL NOT SELL OR OTHERWISE DISPOSE OF THE SHARES OF STOCK WITHOUT REGISTRATION OR OTHER COMPLIANCE WITH THE AFORESAID ACT AND RULES AND REGULATIONS THEREUNDER."

6. REPRESENTATIONS AND WARRANTIES OF INNO AND AUSTIN. INNO and AUSTIN represent and warrant to the OWNERS as follows:

(a) Organization; Good Standing. INNO and AUSTIN are duly organized, validly existing and in good standing under the laws of their respective States of incorporation with all requisite corporate power and authority to own, operate and lease its respective properties and assets and to carry on its business as now or to be conducted, and is and will be duly qualified to do business wherever the nature and location of its businesses and assets requires such qualification.

(b) Authority. INNO and AUSTIN have taken and will have taken, prior to the closing date, all necessary corporate action to approve the execution, delivery and performance of this Agreement and the transactions contemplated hereunder.

(c) Capitalization. (i) The authorized capital of INNO consists of one hundred million (100,000,000) shares of common stock of which forty million (40,000,000) shares are validly issued, fully paid, non-assessable and outstanding. (ii) The authorized capital of AUSTIN consists of one hundred million (100,000,000) shares of common stock of which 1,600,000 will have been issued prior to the Closing Date, and twenty million (20,000,000) shares of Preferred stock of which none will have been issued prior to the closing date.
(iii) except as set forth in this Agreement, there are and will be on the Closing Date, no existing agreements, warrants, options, subscription rights or other contracts or rights providing for the sale or issuance of securities of AUSTIN.

(d) Assets and Business. INNO and AUSTIN respectively engage in no business except as characterized by the purposes of this Agreement. Neither INNO nor AUSTIN own any material assets or properties. There are no existing agreements, warrants or rights currently used or useful in the conduct of the business of either INNO or AUSTIN.

(e) Licenses. Neither INNO nor AUSTIN holds any licenses.

(f) Financial Statements. (i) During the seven (7) years preceding the date of this Agreement, no audited or unaudited financial statement has been prepared on INNO. INNO has no material assets and no material liabilities. INNO has not engaged in any business during the period since 1991. (ii) AUSTIN was incorporated on April 29, 1999. AUSTIN has never prepared a financial statement. On the Closing Date, AUSTIN will have no liabilities and no assets with the exception of "Organization Costs" in an amount less than two thousand dollars ($2,000.00).

(g) Public and Regulatory Information. INNO shall use its best efforts to supply information to the OWNERS and AUSTIN and AFC for inclusion in any reports required to be filed by AUSTIN in support of the trading of its common stock in the Over The Counter markets, or as may be required by the SEC in connection with the issuance and/or trading of its securities, or by the NASD or any Broker Dealer organization making a market or proposing to make a market in the securities of AUSTIN. Nothing contained herein shall function to obligate INNO to obtain and/or supply audited financial information or other information which INNO cannot practicably obtain.

(h) Information. All written material furnished or to be furnished by INNO and AUSTIN does not and will not contain any statement which is false or misleading with respect to any material fact, and does not and will not omit to state any material fact, the omission of which makes the statements therein false or misleading.

(i) Taxes. INNO has not since 1991 filed federal, state, local or foreign tax returns and reports (or extensions for filing such returns and reports) related to its business. INNO believes that no such returns were required to be filed between 1991 and the Closing Date. There are no unpaid taxes which are a lien on INNO's properties and assets, except liens for Taxes not yet due and payable. There is not pending or known any proposed assessment by any taxing authority for additional Taxes applicable to INNO.

(j) Insurance. Neither INNO nor AUSTIN maintains any insurance policies or bonds with respect to the risks normally insured against by companies similarly situated, including general and public liability insurance.

(k) Litigation. There is no legal, administrative, arbitration or other proceeding or claim, governmental or administrative investigation or inquiry pending or threatened against or involving INNO or AUSTIN, their properties, assets, business or financial condition, or which questions the ability of INNO or AUSTIN to carry out its obligations hereunder, or which challenges the acquisition of AFC by AUSTIN or the exchange of securities contemplated hereby.

(1) Authority. On or before the closing date, INNO and AUSTIN will have taken all necessary legal action to approve the execution and delivery of this Agreement and the performance of its obligations hereunder and all transactions contemplated hereby will have been duly authorized by all requisite corporate action on the part of the Directors of INNO and AUSTIN, and INNO and AUSTIN, and no further authorization, approval or consent is necessary.

(m) Compliance with Other Instruments, Etc. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with or result in violation of or constitute a default under and is not prohibited by the Articles of Incorporation or By-Laws of INNO or AUSTIN, the provisions of any agreement, mortgage, indenture, franchise, license, permit, or other consent, approval authorization, lease or other instrument, judgement, decree, order, law or regulation by which INNO or AUSTIN is bound or by which any business or assets may be affected.

(n) Governmental and Other Consents, Etc. No consent, approval or authorization of or declaration or filing with any governmental authority or other person or entity, domestic or foreign, on the part of INNO or AUSTIN is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(o) Compliance with Law, Etc. INNO and AUSTIN have complied with and are not in default in any respect under any law, ordinance, requirement, regulation, judgement, decree or order applicable to them or their business or properties and neither has received notice of any claimed default with respect to any of the foregoing.

(p) Adverse Agreements, Etc. Neither INNO nor AUSTIN is a party to any agreement or instrument or subject to any charter or other corporate restriction which materially and adversely affects their obligations hereunder.

(q) No Continuing INNO Interest. By execution of this Agreement, INNO and AUSTIN agree, represent and warrant that after distribution of the AUSTIN shares described hereinabove in Paragraphs 1 and 2, INNO will thereafter have no interest in or relationship with AFC, AUSTIN or the OWNERS with respect to the transactions contemplated hereby.

(r) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been conducted without the intervention of any other person or entity, and in such a manner so as not to give rise to any valid claim against INNO, AUSTIN or AFC or the OWNERS or any of them for a finder's or brokerage fee or like payment.

7. CERTAIN COVENANTS OF AFC AND THE OWNERS.

(a) Cause Conditions to be Satisfied. AFC and the OWNERS shall use their best efforts to cause the transactions contemplated by this Agreement to be consummated.

(b) Operation in Usual Manner. From and after the execution and delivery of this Agreement and until the Closing Date, the OWNERS shall cause AFC to continue to conduct its business in a prudent manner and not to engage in any activity outside the normal and ordinary course of such business or to incur any obligations not incurred in the normal and usual course of its business and consistent with past practice and to take no actions or omit to take any actions the taking or omitting of which would result in any material adverse change in the financial condition of AFC or in its operations, business, prospects, properties or assets or its ability to perform its obligations hereunder.

(c) Miscellaneous. AFC and the OWNERS agree to call and hold such meeting(s) of Directors and OWNERS as shall be necessary to consider and approve the transactions described herein.

8. CERTAIN COVENANTS OF INNO AND AUSTIN,

(a) Cause Conditions to be Satisfied. INNO and AUSTIN shall use their best efforts to cause the transactions contemplated by this Agreement to be consummated.

(b) Operation in Usual Manner. From and after the execution and delivery of this Agreement and until the Closing Date, INNO and AUSTIN shall continue to conduct business in a prudent manner and not engage in any activity outside the normal and ordinary course of such business in pursuit of the transactions contemplated by this Agreement and not incur any obligations not incurred in the interests of the transactions contemplated hereby and take no actions or omit to take any actions the taking or omitting of which would result in any material adverse change in the financial condition of INNO or AUSTIN or either of their operations, business, prospects, properties or assets or ability to perform their respective obligations hereunder.

(c) Miscellaneous. INNO and AUSTIN agree to call and hold such meeting(s) of Directors as shall be necessary to consider and approve the transactions described herein.

9. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF AFC AND THE OWNERS. All obligations of AFC and the OWNERS under this Agreement are subject at their discretion to the fulfillment, at or prior to the Closing Date of each of the following conditions:

(i) INNO's and AUSTIN's representations and warranties herein contained shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of said date;

(ii) INNO and AUSTIN shall have performed in all material respects all its obligations and agreements and complied with all its covenants contained in this Agreement to be performed and complied with by INNO and AUSTIN on or prior to the Closing Date;

(iii) The OWNERS shall have received a certificate executed by the President of INNO dated the Closing Date, in form and substance satisfactory to the OWNERS, with respect to the matters specified in Section 9(i) and 9(ii);

(iv) The OWNERS shall have received a certificate executed by the President of INNO and attaching evidence of Corporate existence and good standing of INNO and AUSTIN in form and substance satisfactory to OWNERS.

(v) No suit action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or to obtain damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby or which might materially and adversely affect the value of AUSTIN's business and assets.

10. CONDITIONS PRECEDENT TO INNO'S AND AUSTIN'S OBLIGATIONS. All obligations of AFC and the OWNERS under this Agreement are subject at their discretion, to the fulfillment, at or prior to the Closing Date of each of the following conditions:

(i) AFCs and the OWNERS' representations and warranties herein contained shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of said date;

(ii) AFC and the OWNERS shall have performed in all material respects all its obligations and agreements and complied with all its covenants contained in this Agreement to be performed and complied with by AFC and the OWNERS on or prior to the Closing Date;

(iii) INNO shall have received a certificate executed by the President of AFC and by the OWNERS dated the Closing Date, in form and substance satisfactory to the President of INNO, with respect to the matters specified in Section 10(i) and 10(ii);

(iv) INNO shall have received a certificate executed by the President of AFC and attaching evidence of Corporate existence and good standing of AFC in form and substance satisfactory to the President of INNO.

(v) No suit action or other proceeding shall be pending before any court or governmental agency in which it is sought to restrain or prohibit, or to obtain damages or other relief in connection with, this Agreement or the consummation of the transactions contemplated hereby or which might materially and adversely affect the value of AFC's business and assets.

11. SURVIVAL OF CERTAIN PROVISIONS. All of the representations, warranties and covenants contained in Sections 5,6,7, and 8 of this Agreement shall survive the Closing Date for a period of two (2) years.

12. INDEMNIFICATION OF INNO AND AUSTIN.

(a) Notwithstanding the events to take place on the Closing Date, and regardless of any investigation at any time made by or on behalf of INNO or AUSTIN or any information that either of them may have, AFC and the OWNERS agree to fully indemnify, defend, save and hold INNO and AUSTIN harmless in the event that INNO or AUSTIN shall at any time during the two (2) year period following the Closing Date, suffer any expense, damage, liability, loss, cost or deficiency, or shall have asserted against it any claim, demand or suit, which arises out of or results from, or if INNO or AUSTIN shall pay or become obligated to pay any sum or incur any expense (including reasonable attorney's fees) on account of the following: (i) any inaccuracy in any representation or the breach of any warranty of AFC or the OWNERS hereunder; (ii) any failure of AFC or the OWNERS duly to perform or observe any term, provision, covenant, agreement or condition hereunder on the part of AFC or the OWNERS to be performed or observed; (iii) any material misrepresentation in, or omission from, any statement, exhibit, certificate, schedule or other document furnished on or after the date hereof pursuant to this Agreement by AFC or the OWNERS (or any representative thereof); (iv) any and all claims, demands, suits, actions, causes of action, proceedings, losses, liabilities, judgements, including but not limited to, costs and legal and other expenses, incident to any of the matters otherwise indemnified against by this Section 12 must be asserted by INNO or AUSTIN no later than the second anniversary of the Closing Date.

(b) The foregoing indemnification is in addition to all of INNO's and AUSTIN's other rights and remedies under law or in equity for any breach by AFC or the OWNERS and INNO's and AUSTIN's right of offset for any Consideration or other sum which INNO or AUSTIN is obligated to pay to the OWNERS is expressly preserved.

13. INDEMNIFICATION OF AFC AND THE OWNERS.

(a) Notwithstanding the events to take place on the Closing Date, and regardless of any investigation at any time made by or on behalf of AFC or the OWNERS or any information that either of them may have, INNO and AUSTIN agree to fully indemnify, defend, save and hold

AFC and the OWNERS harmless in the event that AFC or the OWNERS shall at any time during the two (2) year period following the Closing Date, suffer any expense, damage, liability, loss, cost or deficiency, or shall have asserted against it any claim, demand or suit, which arises out of or results from, or if AFC or the OWNERS shall pay or become obligated to pay any sum or incur any expense (including reasonable attorney's fees) on account of the following: (i) any inaccuracy in any representation or the breach of any warranty of INNO or AUSTIN hereunder; (ii) any failure of INNO or AUSTIN duly to perform or observe any term, provision, covenant, agreement or condition hereunder on the part of INNO or AUSTIN to be performed or observed; (iii) any material misrepresentation in, or omission from, any statement, exhibit, certificate, schedule or other document furnished on or after the date hereof pursuant to this Agreement by INNO or AUSTIN (or any representative thereof); (iv) any and all claims, demands, suits, actions, causes of action, proceedings, losses, liabilities, judgements, including but not limited to, costs and legal and other expenses, incident to any of the matters otherwise indemnified against by this Section 13 must be asserted by AFC or the OWNERS no later than the second anniversary of the Closing Date.

(b) The foregoing indemnification is in addition to all of AFC's and the OWNERS' other rights and remedies under law or in equity for any breach by INNO or AUSTIN and AFC's and the OWNERS right of offset for any Consideration or other sum which AFC or the OWNERS is obligated to pay to INNO or AUSTIN is expressly preserved.

14. POST-CLOSING MATTERS. After the Closing Date:

INNO shall cause all present Directors and Officers of AUSTIN to resign;
The OWNERS shall elect a new Board of Directors of AUSTIN in accordance with its By-laws;
The new Board of AUSTIN shall elect or appoint Officers of AUSTIN.
AUSTIN shall enter into such employment agreements with such of its employees as its Officers and Board shall decide.

15. NOTICES. All notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed by certified first class mail, postage prepaid:

(a) If to AFC:
                        Austin Funding Corporation
                        823 Congress Ave., Suite 515
                        Austin, TX 78701

                        Attention: Mr. Glenn A. LaPointe

(b) If to the OWNERS:

                        The Owners of
                        Austin Funding Corporation
                        823 Congress Ave., Suite 515
                        Austin, TX 78701
                        C/O: Mr. Glenn A. LaPointe,
                                 Owners' Agent

(c) If to INNO and/or AUSTIN:

                        C/O Frank G. Wright
                        280 Main Street, Suite 12
                        Stoneham, MA 02180

16. ENTIRE AGREEMENT. This Agreement, together with the other writings delivered in connection therewith, embodies the entire agreement and understanding of the parties hereto and supersedes any prior agreement and understanding among all of the same parties.

17. EXPENSES. INNO and AUSTIN, on the one hand and the OWNERS on the other hand, shall be fully and solely responsible for their respective costs and expenses in preparing and negotiating this Agreement and consummating the transactions contemplated hereby.

18. NO WAIVER. No failure to exercise, and no delay in exercising, any right, power or privilege hereunder shall operate as a waiver thereof. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision. No extension of time of performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement, any Exhibits, any Schedules and any certificate or document delivered pursuant to the provisions hereof, are in addition to all other rights and remedies, at law or equity, that they may have against the others.

19. EXHIBITS AND SCHEDULES. The Exhibits and Schedules to this Agreement constitute a part hereof as though set forth in full above.

20. SPECIFIC PERFORMANCE. The parties mutually acknowledge that in the event of a breach or renunciation of this Agreement by any party, or a termination of this Agreement or a willful failure by any party to perform its obligations hereunder, the other parties will not have an adequate remedy at law and, therefore, each of the other parties shall be entitled to injunctive or other equitable relief, in addition to the other remedies available to them.

21. FURTHER ASSURANCES. Each of the parties agrees that at any time, and from time to time, it shall execute, acknowledge, deliver and perform, or cause to be executed, acknowledged, delivered and performed, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be necessary or proper to carry out the purposes and intent of this Agreement, including if necessary, but not by way of limitation, the execution of one or more Agreements containing the same essential business conditions, intended in the aggregate to replace the within agreement

22. SEVERABILITY. The parties stipulate that the terms and provisions of this Agreement are fair and reasonable as at the signing of this Agreement. However, if notwithstanding that stipulation any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

23. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

25. HEADINGS. The descriptive headings of the several paragraphs of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                        INNOVATION INTERNATIONAL, INC.
Attest:


/s/ [ILLEGIBLE]                         /s/ FRANK G. WRIGHT
-------------------------------         ---------------------------------------
Asst. Secretary                         Frank G. Wright, President


                                        AVSTW ASSET MANAGEMENT CORPORATION
Attest:


/s/ [ILLEGIBLE]                         /s/ FRANK G. WRIGHT
-------------------------------         ---------------------------------------
Secretary                               Frank G. Wright, President



AUSTIN FUNDING CORPORATION




/s/ GLENN A. LAPOINTE
-------------------------------
Glenn A. LaPointe, President



Attest:


/s/ TERRY G. HARTNETT
-------------------------------
Secretary


THE OWNERS (continued on next page)


    OWNERS NAME               SIGNATURE                  WITNESS
    -----------               ---------                  -------
Glenn A. LaPointe        /s/ GLENN A. LAPOINTE        /s/ BRADLEY J. FARLEY
                         ---------------------------  ------------------------

Bradley J. Farley        /s/ BRADLEY J. FARLEY        /s/ GLENN A. LAPOINTE
                         ---------------------------  ------------------------

Glenn G. Farley          /s/ GLENN G. FARLEY          /s/ NOELLE A. FRANCIS
                         ---------------------------  ------------------------

Luther H. Hardy Jr.      /s/ LUTHER H. HARDY JR.      /s/ TERRY G. HARTNETT
                         ---------------------------  ------------------------

Terry G. Hartnett        /s/ TERRY G. HARTNETT        /s/ KAREN R. HELLER
                         ---------------------------  ------------------------

Joe C. Schaffer          /s/ JOE C. SCHAFFER          /s/ GLENN A. LAPOINTE
                         ---------------------------  ------------------------

Shannon DeW. Stewart     /s/ SHANNON DEW. STEWART     /s/ GLENN A. LAPOINTE
                         ---------------------------  ------------------------

Jeffrey H. Dell          /s/ JEFFREY H. DELL          /s/ GLENN A. LAPOINTE
                         ---------------------------  ------------------------

Noelle A. Francis        /s/ NOELLE A. FRANCIS        /s/ JEFFREY H. DELL
                         ---------------------------  ------------------------

Karen R. Heller          /s/ KAREN R. HELLER          /s/ SHANNON DEW. STEWART
                         ---------------------------  ------------------------

Jennifer Ann V. Bullock  /s/ JENNIFER ANN V. BULLOCK  /s/ JOE C. SCHAFFER
                         ---------------------------  ------------------------

                                   SCHEDULE I


    Name Of Selling           Number of AFC                Number of AUSTIN
    Shareholder:              Shares to be exchanged       Shares to be Issued
    ----------------          ----------------------       -------------------
    Glenn A. LaPointe               324,324                  6,783,872
    Bradley J. Farley               162,162                  3,391,936
    Glenn G. Farley                 162,162                  3,391,936
    Luther H. Hardy, Jr.            108,108                  2,261,291
    Terry G. Hartnett               108,108                  2,261,291
    Joe C. Schaffer                  25,338                    529,994
    Shannon DeW. Stewart             25,338                    529,994
    Jeffrey H. Dell                  12,669                    264,997
    Noelle A. Francis                 5,068                    106,007
    Karen R. Heller                   5,068                    106,007
    Jennifer Ann V. Bullock           5,068                    106,007
                              ----------------------       -------------------
    Total Shares                    943,413                 19,733,333